                  FIRST AMENDMENT TO WARRANT PURCHASE AGREEMENT

     This First Amendment to Warrant Purchase Agreement (this "Amendment"), dated as of June 13, 1997, is entered into by and among PRECISE HOLDING CORPORATION, a Delaware corporation (the "Company"), RICE PARTNERS II, L.P., a Delaware limited partnership ("Rice"), JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts mutual life insurance company ("John Hancock"), DELAWARE STATE EMPLOYEES' RETIREMENT FUND, a Delaware corporation ("Delaware"), DECLARATION OF TRUST FOR DEFINED BENEFIT PLANS OF ZENECA HOLDINGS INC., a Delaware corporation ("Zeneca"), and DECLARATION OF TRUST FOR DEFINED BENEFIT PLANS OF ICI AMERICAN HOLDINGS INC., a Delaware corporation ("ICI") (Delaware, Zeneca, and ICI are collectively referred to herein as "Pecks").

                                    RECITALS

     A. The Company, Rice, John Hancock and Pecks have entered into that certain Warrant Purchase Agreement dated as of March 29, 1996 (the "Warrant Agreement").

     B. The Company owns beneficially and of record all of the issued and outstanding common stock of Precise Technology, Inc., a Delaware corporation ("Precise").

     C. Precise desires to issue up to $75,000,000 of 11 1/8% Senior Subordinated Notes due 2007 on the terms described in that certain Offering Memorandum dated June 10, 1997 furnished by the Company to Rice, John Hancock and Pecks (the "Public Notes").

     D. The Company, Rice, John Hancock and Pecks desire to amend the Warrant Agreement and the Shareholder Agreement to allow and provide for the issuance of the Public Notes and to allow and provide for certain other matters, all as hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS. All capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Warrant Agreement.

2. AMENDMENTS. The Warrant Agreement is hereby amended as follows:

     2.1. Amendment to Article I; Addition of Certain Definitions. Article I of the Warrant Agreement is hereby amended by adding thereto in alphabetical order the following definitions:

          "Disqualified Stock. This term is defined in Section 1.01 of the Indenture."


          "Fixed Charge Coverage Ratio. This term is defined in Section 1.01 of the Indenture."

          "Indenture. The Indenture, to be dated as of June 13, 1997, between Precise and Marine Midland Bank, as trustee, as in effect on June 13, 1997."

          "Management Agreement. The Management Agreement (Amended and Restated) originally made and entered into March 15, 1996, amended and restated as of June 13, 1997, but effective as of April 1, 1996, between the Company and Mentmore, as in effect on June 13, 1997."

          "Mentmore. Mentmore Holdings Corporation, a Delaware corporation."

          "Public Notes. The 11 1/8% Senior Subordinated Notes due 2007 issued by Precise pursuant to the terms of the Indenture."

          "Senior Loan Agreement. The Credit Agreement, dated as of June 13, 1997, by and among the Company, Precise, certain Subsidiaries of Precise, Fleet National Bank, as Agent, Issuing Bank and as a lender, and each of the other financial institutions a party thereto, as the same may be modified, amended, waived, supplemented or otherwise changed from time to time, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder."

          "Sunderland. Sunderland Industrial Holdings Corporation, a Delaware corporation."

     2.2. Amendment to Article I; Deletion of Certain Definitions. Article I of the Warrant Agreement is hereby amended by deleting therefrom the definitions for "Board Dividend Adjustment Event", "Board Non-Payment Adjustment Event" and "Senior Subordination Agreement".

     2.3. Amendment to Article I; Amendment of Certain Definitions. Article I of the Warrant Agreement is hereby amended by deleting therefrom the definitions for "Senior Lender" and "Senior Loan Documents" and substituting the following in lieu thereof:

          "Senior Lender. Fleet National Bank, a national banking association, and any other financial institution a party to the Senior Loan Agreement, and their respective successors and assigns."

          "Senior Loan Documents. The Senior Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments, modifications, waivers, renewals, extensions, substitutions, increases or replacements thereof."

     2.4. Amendment to Section 4.01(d). Section 4.01(d) of the Warrant Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

          "(d) Concurrently with the delivery of each of the financial statements referred to in Section 4.01(a) and 4.01(b), a certificate of an authorized officer of Precise in form and substance satisfactory to the Holders (i) stating the financial statements have been prepared in accordance with generally accepted accounting principles and fairly and accurately present (subject to year-end audit adjustments, for the annual certificate) the financial condition and results of operations of Precise at the date and for such period indicated therein, (ii) containing summaries of accounts payable agings, accounts receivable agings, and inventory (provided that such information shall be required only in connection with the delivery of the financial statements referred to in
     Section 4.01(b) in respect of any month which is the last month of a fiscal quarter of Precise), and (iii) containing a schedule of the outstanding Indebtedness for borrowed money of Precise and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan (provided that such information shall be required only in connection with the delivery of the financial statements referred to in Section 4.01(b) in respect of any month which is the last month of a fiscal quarter of Precise)."

     2.5. Amendment to Section 4.04. Section 4.04 of the Warrant Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

     "4.04 Certain Actions. Without the prior written consent of the Holders, which consent may be withheld in the sole discretion of the Holders, the Company will not, and the Company will not permit any of its Subsidiaries to:

          (a) permit to occur any amendment, alteration or modification of its Articles of Incorporation, Bylaws or other charter or organizational documents, as constituted on the date of this Agreement, the effect of which, in the reasonable credit judgment of the Holders, would be to alter, impair, or affect adversely, either the rights and benefits of the Holders or the duties and obligations of Company under this Agreement, the Warrants, or the Shareholder Agreement;

          (b) declare or make any dividends or distributions of its cash, stock, property, or assets or redeem, retire, purchase, or otherwise acquire, directly or indirectly, any of its Capital Stock or Capital Stock or securities of any Affiliate of the Company, or any securities convertible or exchangeable into Capital Stock or Capital Stock or securities of any Affiliate of the Company; provided, however, that (i) any Subsidiary of Precise may declare and pay dividends or make other distributions to Precise, (ii) any Subsidiary of Precise may declare and pay dividends or make other distributions to any other wholly-owned Subsidiary of Precise,
     (iii) Precise may declare and pay dividends to the Company to enable the Company to pay franchise taxes and other ordinary course operating expenses in an amount not to exceed $25,000 in any twelve-month period, (iv) Precise may fund purchases by the Company or Sunderland of the common stock of the Company or Sunderland held by an employee of the Company upon the termination of such individual's employment with the Company (so long as (A) the Company shall give prior written notice thereof to the Purchaser, (B) the aggregate amount of all such repurchases made after the Closing Date does not exceed $3,000,000, (C) the aggregate amount of all such repurchases made during any fiscal year of the Company does not exceed $1,000,000 and (D) no default or event of default shall have occurred and be continuing under this Agreement or the Shareholder Agreement, or would occur after giving effect thereto), (v) Precise may make distributions to the Company to permit the Company to (A) purchase the Warrants upon exercise of the Put Option by the Holders of the Warrants and
     (B) pay the principal balance of, or any scheduled interest payments due on, any promissory notes issued by the Company to the Holders of the Warrants in accordance with the terms of the Shareholder Agreement, (vi) Precise or any Subsidiary of Precise may make and pay regularly scheduled dividends on, and may make any scheduled redemption or repurchase of, any Disqualified Stock, subject to the restrictions set forth in the Indenture and in Section 4.04 of the Shareholder Agreement, (vii) the Company, Precise and any Subsidiary of Precise may make and pay any distribution permitted under Section 4.04(g) hereof, and (viii) Precise or any Subsidiary of Precise may redeem, repurchase, retire or otherwise acquire any Disqualified Stock in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Disqualified Stock, subject to the restrictions set forth in Section 4.04(d)(iii) hereof;

          (c) effect any sale, lease, assignment, transfer, or other conveyance of any portion of the assets or operations or the revenue or income generating capacity of the Company or any Subsidiary (other than sales, leases, assignments, transfers and other conveyances which are permitted pursuant to the terms of the Indenture) or to take any such action that has the effect of the foregoing;

          (d) issue or sell, or otherwise dispose of any Capital Stock; provided, however, that (i) the Company may issue or sell Permitted Stock,
     (ii) the Company may issue or sell any Capital Stock required or permitted to be issued to the Holders pursuant to this Agreement, the Shareholder Agreement or the Pecks Securities Purchase Agreement, (iii) Precise or any Subsidiary of Precise may issue or sell any Disqualified Stock (other than Common Stock) if such issuance or sale is permitted pursuant to the terms of the Indenture, including, without limitation, if applicable, the Fixed Charge Coverage Ratio test set forth in Section 4.12 of the Indenture (except that, for purposes of determining whether any such sale or issuance is permitted pursuant to the terms of this Agreement (as opposed to the Indenture), the Fixed Charge Coverage Ratio test shall be 3.0 to 1.0 rather than 2.0 to 1.0), and (iv) the Company may effect an Initial Public Offering, subject to the terms of this Agreement and the Shareholder

     Agreement;

          (e) dissolve or liquidate, or effect any consolidation or merger involving the Company or any Subsidiary, or any reclassification, corporate reorganization, stock split or reverse stock split, or other change of any class of Capital Stock; provided, however, that (i) any Inactive Subsidiary may be dissolved or liquidated, (ii) any wholly-owned Subsidiary of Precise may be merged with and into (A) Precise, provided that Precise is the surviving corporation or (B) any other wholly-owned Subsidiary of Precise,
     (iii) Precise may effect any consolidation or merger permitted pursuant to the terms of the Indenture if, in addition to the requirements set forth in the Indenture, (A) all of the Capital Stock (other than Disqualified Stock) of the entity or Person formed by or surviving any such consolidation or merger (if other than Precise) will, immediately after giving effect to such transaction, be directly owned and controlled by the Company and (B) except in the case of a merger of Precise with or into a wholly-owned Subsidiary of Precise, Precise or the entity or Person formed by or surviving any such consolidation or merger (if other than Precise) will, if required under the terms of the Indenture, at the time of such transaction and after giving pro-forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.01 of the Indenture (except that, for purposes of determining whether any such consolidation or merger is permitted pursuant to the terms of this Agreement (as opposed to the Indenture), the Fixed Charge Coverage Ratio test shall be 3.0 to 1.0 rather than 2.0 to 1.0), and (iv) any Subsidiary of Precise may effect any consolidation or merger permitted pursuant to the terms of the Indenture if, in addition to the requirements set forth in the Indenture, (A) all of the Capital Stock (other than Disqualified Stock) of the entity or Person formed by or surviving any such consolidation or merger (if other than such Subsidiary) will, immediately after giving effect to such transaction, be directly or indirectly owned and controlled by Precise and (B) except in the case of a merger of a Subsidiary of Precise with or into another wholly-owned Subsidiary of Precise, such Subsidiary or the entity or Person formed by or surviving any such consolidation or merger (if other than such Subsidiary) will, if required under the terms of the Indenture, at the time of such transaction and after giving pro-forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.12 of the Indenture (except that, for purposes of determining whether any such consolidation or merger is permitted pursuant to the terms of this Agreement (as opposed to the Indenture), the Fixed Charge Coverage Ratio test shall be 3.0 to 1.0 rather than 2.0 to 1.0);

          (f) enter into any business that the Company or Precise is not conducting on the date of this Agreement;


          (g) sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any director, officer, or shareholder of the Company or the Shareholder, or any Affiliate or relative of the foregoing (each of the foregoing, an "Affiliate

     Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Holders (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
     (i) above and that such Affiliate Transaction has been approved by a majority of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that (r) the application of the proceeds of the Public Notes offering and the transactions entered into in connection therewith in the manner contemplated in "Use of Proceeds" section set forth in the Indenture, (s) payments under the Management Agreement in an amount not to exceed $300,000 in any twelve-month period, (t) the payment of $500,000 by the Company or any of its Subsidiaries to Mentmore and/or its Affiliates made for financial advisory services in respect of the Public Notes offering, (u) payments under the tax sharing agreement by and among the Company, Precise, any Subsidiaries of Precise and Sunderland, to the extent that, in the case of Precise and its Subsidiaries, such payments do not otherwise exceed the tax liability that Precise and its Subsidiaries would have had were it not part of a consolidated group, (v) any employment agreement, compensation agreement or employee benefit arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business, (w) transactions between or among the Company, Precise and/or their Subsidiaries, (x) the payment of reasonable out-of-pocket expenses by Precise to Mentmore pursuant to the Management Agreement, (y) any capital contributions, advances, loans or other investments made by Precise or any of its wholly-owned Subsidiaries to any wholly-owned Subsidiary of Precise, and (z) any dividend or distribution permitted under Section 4.04(b) hereof, in each case, shall not be deemed Affiliate Transactions;

          (h) increase the aggregate amount of management, consulting or similar fees paid or accrued by the Company or its Subsidiaries during any fiscal year to or for the direct or indirect benefit of any of its officers, directors, security holders or Affiliates, or pay any financial advisory, investment banking or similar fees to or for the direct or indirect benefit of any of its officers, directors, security holders or Affiliates;


          (i) acquire any substantial business operation or assets (through a stock or asset purchase or otherwise), or acquire any debt or equity interest in any Person, or establish or acquire a Subsidiary (other than any Subsidiary existing on the date hereof), or make any additional capital contribution or purchase any additional equity in any Subsidiary; provided, however, that Precise and its Subsidiaries may effect any of the foregoing transactions if such transaction is permitted pursuant to the terms of the Indenture, including, without limitation, if applicable, the Fixed Charge Coverage Ratio test set forth in Section 4.12 of the Indenture (except that, for purposes of determining whether any such sale or issuance is permitted pursuant to the terms of this Agreement (as opposed to the Indenture), the Fixed Charge Coverage Ratio test shall be 3.0 to 1.0 rather than 2.0 to 1.0);

          (j) allow the aggregate par value of the Capital Stock subject to the Warrants from time to time to exceed the price payable on exercise of the Warrants, as adjusted from time to time;

          (k) amend, modify or waive any of the terms or provisions of the Senior Loan Documents if such amendment, modification or waiver (i) is prohibited by the terms of the Indenture or (ii) would extend the final maturity date of the Senior Loans beyond June 30, 2002; or

          (l) obligate itself or otherwise agree to take, permit or enter into any of the events described in subsections (a) through (k) above.

     Notwithstanding anything to the contrary contained in this Agreement, this
Section 4.04 shall terminate and be of no further force and effect after the occurrence of an Initial Public Offering and after such time as all shares of Capital Stock issuable in respect of such Purchaser's Warrant are released from the terms and provisions of any holdback agreement contemplated by Section 7.07 of the Shareholder Agreement and are registered or otherwise freely transferable."

     2.6. Amendment to Section 4.11. Section 4.11 of the Warrant Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

     "4.11 Board of Directors. In addition to any rights under this Agreement, the Company will deliver to Purchaser (i) a copy of all materials distributed at or prior to all meetings of the Company's board of directors, certified as true and accurate by the Secretary of the Company, promptly following each such meeting and (ii) a copy of the minutes of each of the meetings of the Company's board of directors, certified as true and accurate by the secretary of the Company, as soon as available but in any event promptly following the end of the next subsequent regular meeting of the Company's board of directors. The Company will (a) permit Rice, at all times during which Rice is a Holder or owns any Capital Stock, Warrants or other equity interest in the Company, to designate one (1) Person to attend all meetings of the Company's board of directors and shareholders as an observer, (b) permit John Hancock, at all times during which John Hancock is a Holder or owns any Capital Stock, Warrants or other equity interest in the Company, to designate one (l) Person to attend all meetings of the Company's board of directors and shareholders as an observer, (c) permit Pecks, at all times during which Pecks owns fifteen percent (15%) or more of the sum of all Warrant Shares and Pecks Common Stock owned by it on the Closing Date, to designate one (l) Person to serve as a member of the Company's and Precise's board of directors, and (d) provide such designees not less than twenty-one (21) calendar days actual notice of all regular meetings and not less than seven (7) calendar days actual notice of all special meetings of the Company's board of directors and shareholders (unless any such special meeting of the Company's board of directors is an emergency meeting, in which case the Company shall provide such designees with the same calendar days actual notice as provided to the members of the Company's board of directors). Such board of directors meetings shall be held in person at least quarterly. The Purchaser may change its designees by written notice to the Company. The Company shall reimburse Purchaser for all reasonable expenses incurred in traveling to and from such meetings and attending such meetings.

     Notwithstanding anything to the contrary contained in this Agreement, this
Section 4.11 shall terminate and be of no further force and effect after the occurrence of an Initial Public Offering and after such time as all shares of Capital Stock issuable in respect of such Purchaser's Warrant are released from the terms and provisions of any holdback agreement contemplated by Section 7.07 of the Shareholder Agreement and are registered or otherwise freely transferable."

     2.7. Amendment to Section 6.06. Section 6.06 of the Warrant Agreement is hereby amended by deleting therefrom the notice addresses for the Company and substituting the following in lieu thereof:

          "If to the Company, at:     Precise Holding Corporation
                                      c/o Mentmore Holdings Corporation
                                      1430 Broadway, 13th Floor
                                      New York, New York 10018-3308
                                      Attn:  William L. Remley
                                      FAX:  (212)391-1393

          with courtesy copies to:    Michael D. Schenker
                                      c/o Mentmore Holdings Corporation
                                      1430 Broadway, 13th Floor
                                      New York, New York 10018-3308
                                      FAX:  (212)382-1559

                                      Kelley, McCann & Livingstone
                                      200 Public Square, 35th Floor
                                      BP America Building
                                      Cleveland, Ohio 44114-2302
                                      Attn:  Bruce L. Waterhouse

                                      FAX:  (216)241-3707"



3. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by the Purchaser:

     3.1 Each Purchaser shall have received on its behalf:

          (a) this Amendment, duly executed by the Company; and

          (b) such additional documents, instruments and information as such Purchaser or its legal counsel may request.

     3.2 No default or event of default shall have occurred and be continuing under either the Warrant Agreement or the Shareholder Agreement, unless such default or event of default has been specifically waived in writing by Purchaser.

     3.3 All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to each Purchaser and their respective legal counsel.

     3.4 The Public Notes shall have been issued on the terms described in the Offering Memorandum dated June 10, 1997 furnished by the Company to Purchaser.

     3.5 The Senior Subordinated Notes (as defined in the Note Agreement), together with all accrued interest and any applicable Prepayment Fee (as defined in the Note Agreement), shall have been paid in full utilizing a portion of the proceeds of the Public Notes.

     3.6 The Pecks Preferred Stock, together with all accrued and unpaid dividends thereon, shall have been redeemed and/or paid utilizing a portion of the proceeds of the Public Notes.

4.    RATIFICATIONS, REPRESENTATIONS AND WARRANTIES.

     4.1. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Warrant Agreement (including, without limitation, all representations, warranties and covenants contained therein) and all other agreements, instruments and documents related thereto, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Warrant Agreement and all other agreements, instruments and documents related thereto are ratified and confirmed and shall continue in full force and effect. The Company and Purchaser agree that the Warrant Agreement and all other agreements, instruments and documents related thereto, in each case as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.


     4.2. The Company hereby represents and warrants to Purchaser that (a) the execution, delivery and performance of this Amendment and any and all other agreements executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of the Company and will not violate the Certificate of Incorporation or Bylaws of the Company; (b) the Company is in material compliance with all covenants and agreements contained in the Warrant Agreement, as amended hereby, and all other agreements, instruments and documents related thereto; and (c) the Company has not amended its Certificate of Incorporation or its Bylaws since March 29, 1996, except for such amendments, if any, as have been delivered to Purchaser on the date hereof.

5.    MISCELLANEOUS.

     5.1. Reference to Warrant Agreement. Each of the Warrant Agreement and all other agreements, certificates and documents related thereto, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Warrant Agreement, as amended hereby, are hereby amended so that any reference in the Warrant Agreement and such agreements, instruments and documents related thereto to the Warrant Agreement shall mean a reference to the Warrant Agreement as amended hereby.

     5.2. Headings. The headings of the sections and subsections of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

     5.3. Counterparts. This Amendment may be executed in any number of counterparts, which shall collectively constitute one agreement.

     5.4. Law Governing. THIS AMENDMENT HAS BEEN EXECUTED, DELIVERED, AND ACCEPTED BY THE PARTIES IN NEW YORK, NEW YORK, WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK, AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

     5.5. Final Agreement. The Warrant Agreement and the Shareholder Agreement, in each case as amended, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements. The Warrant Agreement, as amended hereby, may not be amended or supplemented except by a writing signed by Company and each Holder.


            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

                                 COMPANY:

                                 PRECISE HOLDING CORPORATION


                                 By: /s/   William L. Remley
                                     ---------------------------------------
                                     William L. Remley, President


                                 PURCHASER:

                                 JOHN HANCOCK MUTUAL LIFE
                                   INSURANCE COMPANY


                                 By: /s/ Sandeep Alva
                                     ---------------------------------------
                                     Sandeep Alva, Senior Investment Officer


                                 RICE PARTNERS II, L.P.

                                 By: Rice Capital Group IV, L.P.,
                                     its general partner

                                     By: RMC Fund Management, L.P.,
                                         its general partner

                                         By: Rice Mezzanine Corporation,
                                             its general partner



                                             By: /s/ James P. Wilson
                                                 ------------------------------
                                                 James P. Wilson
                                                 Managing Director

                                 DELAWARE STATE EMPLOYEES'

                                   RETIREMENT FUND

                                 By: Pecks Management Partners, Ltd.,
                                     Its Investment Advisor



                                 By: /s/ Robert J. Cresci
                                     ---------------------------------
                                     Robert J. Cresci
                                     Managing Director


                                 DECLARATION OF TRUST FOR
                                 DEFINED BENEFIT PLANS OF
                                 ZENECA HOLDINGS INC.

                                 By: Pecks Management Partners, Ltd.,
                                     Its Investment Advisor



                                 By: /s/ Robert J. Cresci
                                     ---------------------------------
                                     Robert J. Cresci
                                     Managing Director


                                 DECLARATION OF TRUST FOR
                                 DEFINED BENEFIT PLANS OF
                                 ICI AMERICAN HOLDINGS INC.

                                 By: Pecks Management Partners, Ltd.,
                                     Its Investment Advisor


                                 By: /s/ Robert J. Cresci
                                     ---------------------------------
                                     Robert J. Cresci
                                     Managing Director